EXHIBIT 99.2

To Form 8-K dated January 24, 2013

Seacoast Banking Corporation of Florida

Fourth Quarter 2012 Earnings Conference Call

January 25, 2013

9:00 AM Eastern Time

Company Participants:

Dennis S. Hudson, III, Chairman and Chief Executive Officer, Seacoast Banking Corporation of Florida

William R. Hahl, Executive Vice President and Chief Financial Officer, Seacoast Banking Corporation of Florida

H. Russell Holland, Executive Vice President and Chief Lending Officer, Seacoast Banking Corporation of Florida

Other Participants*:

David Bishop, Analyst, Stifel Nicolaus & Co., Inc.

Scott Huntington, Advisor, Bodell Overcash Anderson & Co., Inc.

Kenneth Puglisi, Analyst, Sandler O'Neill & Partners

Michael Rose, Analyst, Raymond James & Associates, Inc.

Operator: Welcome to the Seacoast Fourth Quarter and Year End 2012 Earnings Conference Call. My name is Sandra, and I'll be your operator for today's call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I would now turn the call over to Mr. Dennis Hudson. Mr. Hudson, you may begin.

Dennis S. Hudson III: Thank you very much, and welcome to Seacoast's Fourth Quarter 2012 Conference Call. Before we begin, as always, I’d like to direct your attention to the statement contained at the end of our press release regarding forward statements. During the call, we’ll be discussing a number of issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act and, accordingly, our comments are intended to be covered within the meaning of Section 27A of the Act.

With me today is Bill Hahl, our CFO; Russ Holland, our Chief Lending Officer; and David Houdeshell, our Chief Credit Officer.

We continued to see progress this quarter with our initiatives to build households, bring down credit costs, and build the bottom line. As you saw, our earnings for the quarter were impacted by the final charges related to our profitability improvement plan that we announced last quarter during this call and as we absorb the costs associated with consolidating branches during the quarter and also at year-end.

As reminder, during last quarter’s call, we announced our profitability improvement plan. All totaled, our target is to reduce core operating expenses by $4.9 million in 2013 and to reduce problem asset costs by at least $2.5 million next year. The overall reduction in total noninterest expenses is targeted to be approximately $7.4 million for 2013 and, as we said last quarter, these targets are net of investments that we have projected into 2013 for new overhead associated with our growth initiatives.

In addition to the charges we took this quarter related to branch consolidations, we also absorbed a charge of $1.2 million related to the sale of a single $10.4 million nonperforming commercial loan that was held for sale, which was closed just after year-end. Bill will provide some additional detail on this later in the call. When we adjust for these charges and the loss on the sale of OREO for the quarter, our pre-tax pre-provision income (as adjusted) was approximately $2.9 million for the quarter, which was up somewhat over the comparable number from last quarter, which was approximately $2.8 million. Core earnings have improved nicely when compared with the comparable numbers in the first half of the year, which averaged around $2 million per quarter. We do not expect one-time charges to impact us in the coming quarter, in the first quarter, and we also expect our losses on OREO and asset disposition expense to be modest next quarter and throughout the year. We expect our charge-offs to be much lower next quarter and for the provision to be more modest throughout 2013 as compared to 2012. Said another way, we expect a better bottom line will begin to emerge next quarter and throughout the year in 2013.

Our profitability improvement plan, as I said that we announced last quarter, remained on target during the quarter. As I said, we continue to project total noninterest expenses to be reduced $7.4 million or so in 2013 as compared to 2012, as a result of the actions we took last quarter and continue to execute on during the current quarter. As I said, this includes cuts to our core overhead as well as lower expected credit-related costs.

Our internal credit metrics improved substantially this quarter. Our classified assets to Tier 1 capital and the allowance at the bank fell to around 39 percent at year-end, when we include the loan sale which closed in the first part of January. This is a substantial improvement over last quarter, and we expect to see further improvement in the coming quarter. These improvements in credit quality continue to support our outlook for lower credit costs in the coming year as well as improved earnings.

Revenue improvements continued during the quarter with particularly strong growth in fees, which resulted from our initiatives to grow households and expand relationships. We also saw continued strong results from our consumer mortgage production teams, and commercial loan growth for the quarter continued to accelerate as our improved pipeline of new business, which we mentioned last quarter, began to produce a higher level of closings. Bill will give us better color on this in a minute, but suffice it to say that the investments we’d been making to build our loan production teams is starting to build momentum.

I was also particularly pleased with our funding mix improvements and growth this quarter and really over the last couple of years. We’ve moved our DDA mix of deposits from 18 percent a couple of years ago to 24 percent today, which included a fairly substantial improvement during this most recent quarter as a result of several new commercial relationships. Much of the recent improvement has been helped by that growth in our commercial focus and it is just starting to pay dividends both in terms of loan growth as well as improved funding mix. We expect these trends to continue as we build out over the next year or two.

I’m now going to turn the call over to Bill, who’s going to give us a few details, and then we’ll come back and answer a few questions. I’ll turn the call over to Bill. Bill.

William R. Hahl: Thanks, Denny; and good morning, everyone. My remarks will reference a slide deck that we posted for this call on our website and after that, as Denny said, we’ll take some questions. As Denny mentioned, we had a decent quarter after adjusting for a few noteworthy items that I will discuss in a little more detail in a moment. Pre-tax pre-provision earnings were $1.4 million. But after adjusting some final expenses related to branch consolidations and the net loss on the loan held for sale, pre/pre excluding security gains was $2.9 million, up $700,000 or 23 percent compared to a year ago. Total revenue for 2012 was $86.3 million and was up $1.1 million from a year ago. On a linked-quarter basis, revenues increased for the second consecutive quarter as the margin improved and fees were mostly higher across all categories. Total revenues grew year-over-year for the first time since 2006. We generated strong core deposit and loan growth, and we are in a much better position today than we were a year ago. Our balance sheet growth accelerated in the fourth quarter with solid growth in loans and continued strong deposit growth. Our available for sale portfolio has increased by $53 million, and this occurred late in the quarter as rates rose and yields became a little more attractive. Our cash and cash equivalents remained nearly unchanged at approximately $175 million. We look forward to taking advantage of all of the opportunities ahead of us and to positively leverage the strong core customer deposit base that we’ve built. Our focus has been on building strong quarterly and annual revenue performance based on customer-focused business strategies that increase household profitability.

Now let me spend some time discussing some noteworthy items that impacted the results this quarter and the year. Our asset deposition expense and net loss on OREO were $1.5 million and $3.5 million, respectively, for the year, but were only $200,000 and $157,000, respectively, in the fourth quarter. We believe these expenses will be at the lower fourth quarter results going forward as we’ve seen improvement over the year in all of our credit quality metrics. The net loss taken for the fair value change in the quarter was entirely driven by one commercial participation, which was performing when it matured and was sold by the lead bank in January. We had moved that loan to AFS in the third quarter of 2012.

Turning to noninterest income, excluding security gains and the fair value change for the AFS loan, we generated strong growth over the year, with fourth quarter increasing 14.9 percent compared to a year ago’s fourth quarter. For the entire year, noninterest income was up 16.9 percent, reflecting strong mortgage banking fees and increased fees related to our deposit franchise as its growth in net new households increased by 9.4 percent.

We made progress this year to improve our efficiency on the costs side, and we began to see some improvement on the revenue side that I spoke of earlier. Salaries and wages have been managed lower throughout 2012 as a result of organizational changes and, more recently, branch consolidations, which will positively impact 2013. Likewise, over 2012, investments have been made in lending capacities and support staff, which resulted in increased mortgage banking fees and total loan growth and, in particular, a much improved loan growth in the fourth quarter. While we made progress in improving our efficiency, we believe our expenses are still too high and we will continue to focus on opportunities to reduce expenses that do not impact our ability to grow revenue.

Let me now cover some of the key business drivers in more detail. As indicated in the earnings release, period end loans were up $23 million or 7.9 percent annualized in the fourth quarter. This is the largest linked-quarter increase over the past four years.

Turning to slide six and the net interest margin, last quarter we said loan growth would be a key for a stable to improving net interest margin. We also indicated that we would and could continue to lower our deposit costs to augment the NIM. Average deposit costs were down in the fourth quarter by six basis points from the third quarter and down by 36 basis points from a year ago. Our ability to continue to grow deposits while reducing costs has been a real strength of our franchise. The increased deposits provide us with many opportunities to meet other financial needs of our deposit customers and, if loan demand continues as it has in the fourth quarter, we can use that strong deposit growth to fund our loan growth. As shown on slide six, the margin was up five basis points from the third quarter and led to the second consecutive quarter of net interest income growth. Growing our net interest income remains our focus and we believe we can continue to generate growth even in this low rate environment. The primary opportunities remain loan growth and reduced funding costs.

Slides 10 through 13 show that we’ve had very strong core deposit growth with noninterest bearing deposits up 29 percent for the year, and a continued favorable shift in mix with noninterest bearing demand increasing to 24 percent of total deposits compared to 19 percent a year ago and with certificates of deposits declining to 18 percent of deposits from 27 percent a year ago.

Turning to credit quality on slide 14, credit trends continue to show improvement with fourth quarter net charge-offs at 0.69 percent of average loans. Net charge-offs were impacted by the implementation of the regulatory guidance related to consumer bankruptcies issued by the OCC at the end of the third quarter, which increased our net charge-offs by about $1.2 million in the fourth quarter. The provision and allowance trended lower, consistent with improvements we see in all of our loan categories and the decline in net charge-offs. The coverage ratio for NPAs was up slightly from the third quarter.

As I’ve highlighted, much was accomplished in 2012; however, much remains to be accomplished. We generated loan and deposit growth; we reduced risk; and we grew total revenues. However, we are even more optimistic about all of the opportunities we have in 2013 to continue to benefit from our business momentum and the slowly improving economy. We remain focused on reducing expenses, and we believe we have further opportunities to improve our efficiency ratio. We are optimistic that loan growth can continue in 2013, and we believe we will be able to grow net interest income even if rates remain low. We have opportunities throughout our consumer and commercial businesses to continue to grow market share and increase our cross-sell.

With that, I’ll turn the call back to Denny for some questions.

Dennis S. Hudson III: Thank you, Bill. So to sum it up, I think we’re pleased to see that our revenue initiatives are continuing to build momentum. Our core earnings should continue to improve as our investments in people and improved processes continue to build revenue and further cost reductions start to kick-in in the coming quarter. Our improved outlook for credit cost as well should assist us in building a much better bottom line, and a more consistent bottom line, as we look forward into 2013.

So with that, I’ll open the call for any questions and am happy to take them.

Operator: Thank you. We will now begin the question-and-answer session. If you have a question, please press star then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. There will be a delay before the first question is announced. If you’re using a speakerphone, you may need to pick up your handset first before pressing the numbers. Once again, if you have a question, please press star then one on your touchtone phone.

The first question is from Dave Bishop from Stifel Nicolaus. Please go ahead.

David Bishop: Hey, good morning, Denny.

Dennis S. Hudson III: Morning.

David Bishop: Hey, when you noted the expectations and decline in credit costs, and obviously that implies some improvement in charge-offs, what are you thinking there in terms of a normalized run rate for charge-offs as you got out some of the larger chunkier real estate credits? What can you envision this level stabilizing at?

Dennis S. Hudson III: I don’t think we’ve said, and we’re probably not going to say. We just haven’t published that yet, but I think we were pretty clear that as we reduce the level of some of the larger problems, which we’re pretty well done with at this point, it’s just down to the remaining credit issues which are smaller. And I would tell you what we see are values firming today on impaired assets. I would say virtually all of our impaired assets have been written down over time, those that remain on the balance sheet. We just have a pretty good handle on where that is right now, in terms of where values are, so, as a result, we just don’t see a lot of lumpiness ahead of us. David, just haven’t published that. I think after this first quarter, we’ll probably have a better visibility of that.

David Bishop: Okay.

Dennis S. Hudson III: But I think we were pretty clear, we’re looking for it to be substantially improved.

David Bishop: Gotcha. And then on the loan front, the demand side, just curious what you’re hearing from your borrower base there. Saw commercial mortgages up a nice amount this quarter. Are you seeing a little bit more optimism from the small business client base?

Dennis S. Hudson III: Well Russ can weigh in on this, but it’s not so much demand as it is us getting out in the market and finding the opportunities. Russ.

H. Russell Holland IIII: Yeah, the investment that Denny and Bill were referring to in our teams is what’s driving it. We’ve been recruiting heavily in 2012 and will continue doing so in 2013. Those individuals are seasoned lenders in the market, and they are bringing strong relationships with them and going out and finding new ones for Seacoast.

Dennis S. Hudson III: So what is our outlook? I think things continue to stabilize in the market. It’s a net plus kind of outlook for sure, but not substantially improved over the last quarter I would say. So most of our success this quarter is just the culmination of a lot of the production work that we’ve been building really over the last nine months, and we see that continuing as we continue to build that out.

H. Russell Holland IIII: Our pipelines are strong, it’s just not driven much by economic conditions, it’s more driven by hunting and more hunting.

Dennis S. Hudson III: Right. It’s also a positive refinance environment out there, obviously.

H. Russell Holland IIII: Great. Thank you.

Operator: Thank you. And the next question is from Michael Rose from Raymond James. Please go ahead.

Michael Rose: Hey, good morning, guys. How are you?

Dennis S. Hudson III: Good.

Michael Rose: Hey, just one question as it relates to the housing market in Florida. I noticed that construction loans to individuals have actually increased a little bit. Is that a sign that the real estate markets in your mind are firming a little bit more?

Dennis S. Hudson III: Yeah, no question. I mean residential markets arguably are on fire right now—and it’s not the kind of fire we had a couple years ago—but it’s definitely strengthened. We’re now fairly routinely running into appraisal issues where houses are being sold at higher levels than comps would indicate, and it’s the first time in the cycle we’ve started dealing with the flipside of the appraisal problem—not big numbers here, but we’re seeing nice single digit, low double digit adjustments in prices. Large builders now that scarfed up a lot of the improved lots are really starting to build on those lots today. So we are seeing very clear signs that the residential market is improving. The time on market in our communities surrounding us right now for most of the moderately to medium priced homes is down in some communities at three to four months; broadly speaking, there is a four to five month supply out there, so that’s clearly back to very healthy numbers. The transaction levels are back to transaction levels that existed prior to the final run up of the bubble. So, I’d say it’s a very strong housing market frankly right now. We are not seeing the price increases get ahead of themselves, but we are seeing pressure up on prices. That’s one reason I think we feel more confident about the credit cost issue is the uncertainty over values is pretty well behind us and things have bottomed out.

Michael Rose: Okay, that’s helpful. And then secondarily, it says in the press release you added about 11 commercial loan officers last year, six in the second half. First, where do they come from? Do they come from larger banks? Do they have existing books? And if so, what do you think the embedded capacity of loans that they could bring over from existing relationships would be. I’m just trying to couch loan growth opportunities from those hires. Thanks.

H. Russell Holland IIII: Yeah, this is Russ Holland. We’ve been recruiting exclusively from the larger banks where there’s disruption, both with the customer base and the lending teams, and the recruiting has been primarily in the Central Florida and South Florida markets. The teams that we’ve recruited do have books of business certainly, but they’re also very experienced lenders and, more importantly, have sources of business centers of influence that they draw from that provide more of a recurring source of new loan opportunities.

Michael Rose: Okay, thank you for taking my questions.

Operator: As a reminder, if you would like to ask a question, please press star then one on your touchtone phone.

And the next question is from Scott Huntington from Bodell Overcash Anderson. Please go ahead.

Scott Huntington: Good morning, folks. I first want to compliment you on bailing the boat and getting things looking very forward-looking positive fashion there. I'm going to touch on an old issue. I think you'll probably be bringing out the reverse split issue again for the third year in the proxy statement. I think, as evidenced by your extremely hard work, that although your valuation will be affected by your performance, and again we’re pleased on that, we might be able to agree that a forward or reverse split is very simply a mathematical equation and that it’s probably difficult to stress that there’s anything positive with a reverse split. I just wondered if you have any thoughts that maybe the value of your share price to move up could very well be this cloud that’s been hanging out there, likely for the third year, on this reverse split proposition, and if that doesn’t kind of go against the grain of all the hard and heavy lifting you’re doing. So, I’d just like your overview on that. I thank you very much.

Dennis S. Hudson III: Thank you, Scott. I don’t think we’ve made any announcements or final decisions on whether to include that in the proxy this coming season. There are arguments on both sides of the issue, as you well know, and it is just a mathematical calculation. I hear you. I understand that following reverse splits you see price declines typically, for reasons we understand, and there are other arguments that suggest over time it has really no effect on value. I hear what you’re saying I guess. The alternative I also hear. The other side of the story is there are lots of potential buyers that can’t own the stock at a nominal low price; and we understand the reasons behind that as well. It’s something the Board will have to decide and will look at it. I hear your comments and I’ll make sure those comments make their way into our discussion. Thank you.

Scott Huntington: We thank you for that, Dennis.

Dennis S. Hudson III: Yeah, thanks.

Operator: Once again, if you would like to ask a question, please press star then one on your touchtone phone.

And the next question is from Kenneth Puglisi from Sandler O'Neill. Please go ahead.

Kenneth Puglisi: Good morning.

Dennis S. Hudson III: Good morning, Ken.

Kenneth Puglisi: I wondered if you can give us just a little more color on the loss on the held for sale loan. The way I read it in the press release, it sounded like that loan had already been written down based on market bid, so I was wondering why there was an additional loss.

Dennis S. Hudson III: Yeah, a good question; and you’re absolutely right, it had been written down substantially prior to being marked held for sale, and that write-down occurred earlier this past year. The simple answer is we had multiple bids and worked in the quarter with the high bidder, had a deal, and then the deal fell apart. That’s just what happens. We ended up having to make a hard decision during the quarter to proceed forward—actually ended up with several other bidders in a rebid situation. The net result was unfortunately an additional mark. It wasn’t something we were anticipating, I will tell you, in the prior quarter. It was a disappointment. It was complicated by the fact that this was our last participation that we had in the portfolio, and we had very little influence over the direction this was taking. That’s one of the downsides to having participations in a portfolio, when you have a problem. So I’m not sure we would have handled it the way the participant did over the last six months or so; but the good news is it’s gone and it had a material impact on the credit improvement this quarter, along with a host of other improvements. It’s behind us and it helps us stabilize and improve our earnings in 2013.

Kenneth Puglisi: Okay, so both the initial write-down and the loss were based on negotiations at the lead bank engagement.

Dennis S. Hudson III: Yes, and we certainly had our ability to influence that and weigh our views, but as Bill said, it was a loan that had a hard maturity date. It was performing, although it was clearly a substandard credit. The lead bank acquired it in one of the failed bank, or failed bank type acquisitions, and they had kind of different view over the credit than we did…

Kenneth Puglisi: Okay, I get it.

Dennis S. Hudson III: …and we probably would have handled it a little bit differently, but anyway, it’s gone.

Kenneth Puglisi: Okay, that’s helpful. Any new thoughts on either the DTA recovery or repayment of TARP?

Dennis S. Hudson III: Well on the DTA recovery, I think our progress this quarter was pretty significant in many ways and in support of a DTA recovery. I guess all I would tell you is we’re getting closer and we are feeling increasingly more comfortable with our arguments, and that will be a very key point of discussion and analysis as we get a little deeper into this year, in the next quarter or two. So we’ll see, and you’ll know when we know….

Kenneth Puglisi: Okay.

Dennis S. Hudson III: …but I think things are lining up in accordance with our plan. We feel we’re hitting our numbers, and we’re getting closer every day that goes by. On TARP repayment, or as you know, we have a ratchet up to 9 percent that occurs in February of next year…

Kenneth Puglisi: Right.

Dennis S. Hudson III: …and we will be addressing that later this year. We’ve looked at a whole host of options and will continue to do so. I think it’s critical and important that we first focus our attention on the deferred tax asset issue.

Kenneth Puglisi: Okay, thank you.

Operator: Once again, if you’d like to ask a question, please press star then one on your touchtone phone. At this time, we have no additional questions.

Dennis S. Hudson III: Thank you very much for your attendance today. We look forward to speaking with you next quarter.

Operator: Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

Please Note:     * Proper names/organizations spelling not verified.

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